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Exhibit 3.1

AMENDED AND RESTATED ARTICLES OF INCORPORATION
OF
LABOR READY, INC.

        Pursuant to the provisions of the Washington Business Corporation Act, RCW 23B.10.070, the following Amended and Restated Articles of Incorporation of Labor Ready, Inc. (the "Corporation") are submitted for filing:

ARTICLE 1. NAME

        The name of the Corporation is Labor Ready, Inc.

ARTICLE 2. DURATION

        The period of duration of this Corporation is perpetual.

ARTICLE 3. PURPOSES

        This Corporation is organized for the purpose of transacting any and all lawful business for which corporations may be incorporated under Title 23B of the Revised Code of Washington, as amended.

ARTICLE 4. AUTHORIZED CAPITAL STOCK

        This Corporation shall have authority to issue 120,000,000 shares of capital stock, consisting of 100,000,000 shares of Common Stock, each share of which shall have no par value; and 20,000,000 shares of "Blank Check Preferred Stock" which can be issued in series upon such terms and for such consideration as the Board of Directors determine.

        The designations and the powers, preferences and rights, and the qualifications, limitations, or restrictions in respect of the different classes of capital stock of the Corporation, and the authority granted to the Board of Directors to fix by resolution or resolutions any thereof which are not fixed in this Article 4, are as follows:

        A.    Definitions

          1.    Preferred Stock.    The term "Preferred Stock" means all or any shares of any series of Preferred Stock described in Section (B) of this Article 4.

          2.    Parity Stock.    The term "Parity Stock" means stock of any class, other than the Preferred Stock, with respect to which dividends or amounts payable upon any liquidation, dissolution, or winding up of the Corporation shall be payable on a parity with the respective amounts payable in respect of the Preferred Stock, notwithstanding that such Parity Stock may have other terms and provisions varying from those of the Preferred Stock.

          3.    Junior Stock.    The term "Junior Stock" means the Common Stock and stock of any other class ranking junior to the Preferred Stock and Parity Stock in respect of dividends and amounts payable upon any liquidation, dissolution, or winding up of the Corporation.

          4.    Accrued Dividends.    The term "accrued dividends" means, with respect to each share of Preferred Stock or Parity Stock, that amount which is equal to simple interest upon the par value at the annual dividend rate fixed for such share and no more, from and including the date upon which dividends on such share became cumulative and (a) up to but not including the date fixed for payment in liquidation, dissolution, or winding up for redemption, or (b) up to and including the last day of any period for which such accrued dividends are to be determined, less the aggregate amount of all dividends previously paid or declared and set apart for payment thereon. Accrued dividends with respect to any portion of a quarterly dividend period will be computed using the 360-day method of computing interest.

          5.    Gross Income Available for Payment of Interest Charges.    The term "gross income available for payment of interest charges" means the total operating revenues and other net income of the Corporation, less all proper deductions for operating expenses, taxes (including income, excess profits, and other taxes based on or measured by income or undistributed earnings or income), and other appropriate items, including provision for maintenance, and provision for retirements, depreciation and obsolescence (but in no event less than the minimum provision required by the terms of any indenture or agreement securing any outstanding indebtedness of the Corporation), but excluding any charges on account of interest on indebtedness, outstanding and any credits of charges for amortization of debt premium, discount and expense, all to be determined in accordance with generally accepted accounting principles. In determining the "gross income available for payment of interest charges," no deduction, credit, or adjustment will be made on account of (a) profits or losses from sales of property carried in plant or investment accounts of the Corporation, or from the reacquisition of any securities of the Corporation, or (b) charges for the elimination or amortization of plant adjustment or acquisition accounts or other intangibles; and income, excess profits, and other taxes based on or measured by income or undistributed earnings or income will be appropriately adjusted to reflect the effect of the exclusion of such items.

          6.    Net Income of the Corporation Available for Dividends.    The term "net income of the Corporation available for dividends" means the "gross income available for payment of interest charges," as defined in Paragraph 5, less the sum of charges for interest on indebtedness and less charges or plus credits for amortization of debt premium, discount and expense, and other appropriate items, determined in accordance with generally accepted accounting principles. In determining "net income of the Corporation available for dividends" no deduction, credit, or adjustment shall be made on account of (a) expenses in connection with the issuance (except charges or credits for amortization of debt premium, discount and expense), redemption or retirement of any securities issued by the Corporation, including any amount paid in excess of the principal amount or par or stated value of securities redeemed or retired, or, in the event such redemption or retirement is effected with the proceeds of the sale of other securities of the Corporation, interest or dividends on the securities redeemed or retired from the date on which the funds required for such redemption or retirement are deposited in trust for such purpose to date of redemption or retirement, (b) profits or losses from the sales of property carried in plant or investment accounts of the Corporation, or from the re-acquisition of any securities of the Corporation, or (c) charges for the elimination or amortization of plant adjustment or acquisition accounts or other intangibles; and income, excess profits, and other taxes based on or measured by income or undistributed earnings or income shall be appropriately adjusted to reflect the effect of the exclusion of such items.

          7.    Net Income of the Corporation Available for Dividends on Junior Stock.    The term "net income of the Corporation available for dividends on Junior Stock" means "net income of the Corporation available for dividends," as defined in Paragraph 6, less all accrued dividends and all dividends paid on outstanding Preferred Stock and Parity Stock and on any class of stock ranking as to dividends prior to such Preferred Stock or Parity Stock.

        B.    Preferred Stock

          1.    Issue in Series.    The authorized but unissued shares of Preferred Stock may be divided into and issued in designated series from time to time by one or more resolutions adopted by the Board of Directors. Each share of any particular series will be identical to all other shares of the same series, except that the date or dates from which dividends will accumulate may vary as provided in Paragraph 2 of this Section (B). Except as prohibited by law or the provisions of this Article 4, the Board of Directors will have complete authority to define the powers, rights, and preferences of the shares of each series, as well as the qualifications, limitations, and restrictions thereof. Each resolution of the Board of Directors designating and defining a series of Preferred Stock must (a) designate the series to which such shares will belong, using the words "Preferred Stock, Series" followed by a distinguishing capital letter; (b) fix the number of shares of Preferred Stock that will be issued as part of the particular series, and the par value of each share within such series; (c) fix the voting rights of the particular series of Preferred Stock, if such series is to have voting rights which differ from those set forth in Paragraph 5 of this Section (B); (d) fix the dividend rate for the series and the date or dates from which dividends on the shares of such series will accumulate; (e) identify the times, if any, at which shares of such series will be redeemable and the redemption price and other terms that will apply in the event of a redemption. In addition, to the extent permitted by law and the provisions of this Article 4, the designating or defining resolution may; (f) provide for a sinking fund or a purchase fund to be used for the redemption or purchase of shares of the series and establish the terms governing the operation of any such fund; (g) impose conditions or restrictions on the creation of indebtedness by the Corporation or the issuance of additional Preferred Stock or Parity Stock; (h) impose conditions or restrictions on the making of distributions to or for the benefit of holders of Junior Stock (including, without being limited to, distributions in the form of a declaration or payment of a dividend, a purchase, redemption or other acquisition of shares or a distribution of indebtedness); (i) grant to the holders of shares of the series the right to convert such shares into shares of Junior Stock and identify the terms and conditions governing the exercise of that right; and (j) grant to the holders of shares of the series such other special rights, and impose on such holders such other special conditions and restrictions, as the Board of Directors thinks necessary or appropriate. The provisions with respect to the designation or definition of a series of Preferred Stock that are required or permitted to be set forth in a resolution of the Board of Directors may instead be set forth in these Articles of Incorporation or in any amendment to these Articles of Incorporation.

          2.    Dividends.    If provided for in the authorizing resolution, the holders of shares of Preferred Stock will be entitled to receive, but only as and when declared by the Board of Directors, out of the assets of the Corporation legally available for the payment of dividends, cumulative preferential dividends at the rate per year fixed for the series to which such shares belong, and no more. Dividends declared shall be payable quarterly on April 1, July 1, October 1, and January 1, in each year or as otherwise set forth in the authorizing resolution, to holders of the Preferred Stock of record on the date, not more than forty (40) days prior to each such payment date, designated by the Board of Directors. The amount of any deficiency for a past dividend period may be paid or declared and set apart for payment at any time, without reference to any quarterly or other dividend payment date. Dividends on the initially issued shares of Preferred Stock of any series will begin to accrue on the date fixed for such series at the time the series is initially designated. Dividends on all subsequently issued shares of Preferred Stock of any series will begin to accrue on the day following the last day of the most recent period for which dividends already have been either declared or paid with respect to outstanding shares of Preferred Stock of that series. Such dividends will accrue from day to day, whether or not earned or declared, and will be cumulative.

          Each share of dividend bearing Preferred Stock will rank on a parity with each other share of Preferred Stock, irrespective of series, with respect to the payment of dividends at the respective rates fixed for each series. In declaring or paying any dividends with respect to outstanding shares of any series of Preferred Stock or Parity Stock, the Corporation will distribute the payment ratably among the holders of all such shares, in accordance with the amount that would be payable with respect to all shares of Preferred Stock of any series and all shares of Parity Stock if all dividends on all such shares, including accumulations, were declared and paid in full. Accrued dividends on Preferred Stock, if any, will not bear interest.

          3.    Liquidation Rights

            a.    Involuntary Liquidation.    If the Corporation is involuntarily liquidated, dissolved, or wound up, before any assets of the Corporation may be distributed in respect of the shares of any class of Junior Stock, each holder of shares of Preferred Stock of any series will be entitled to receive, as a preferential distribution, the par value of each share of Preferred Stock held by such holder and, in addition, an amount equal to the accumulated but unpaid dividends, if any, with respect to each such share.

            b.    Voluntary Liquidation.    If the Corporation is voluntarily liquidated, dissolved, or wound up, before any assets of the Corporation may be distributed in respect of the shares of any class of Junior Stock, each holder of shares of Preferred Stock of any series will be entitled to receive, as a preferential distribution, an amount per share equal to the then applicable current redemption price fixed for such series, or the par value if no redemption right is included in such Series of Preferred Stock.

            c.    Parity Distributions.    If the Corporation is liquidated, dissolved, or wound up, whether voluntarily or involuntarily, and the assets of the Corporation are insufficient to permit the payment to the holders of the shares of Preferred Stock of each series and any other class of Parity Stock, the full preferential amounts described in this Paragraph 3, then all of the assets of the Corporation legally available for distribution to the shareholders of the Corporation will be distributed ratably among the holders of the shares of Preferred Stock and Parity Stock in proportion to the full preferential amount each such holder would otherwise be entitled to receive under this Paragraph 3.

            d.    Residue.    A holder of Preferred Stock will not be entitled to receive, in respect of such shares, any distribution of assets of the Corporation following liquidation, dissolution, or winding up of the Corporation to any greater extent than is expressly provided in subparagraphs (a) through (c) above.

            e.    Nonliquidation Events.    For purposes of this Paragraph 3, a merger or consolidation of this Corporation with or into any other corporation or corporations will not be considered a liquidation, dissolution, or winding up of the Corporation.

          4.    Redemption and Repurchase Provisions.    At any time it may lawfully do so, if it is not then in arrears in the payment of any dividends with respect to the shares of Preferred Stock of any series then outstanding, and not then in default of any obligation it has to contribute sums to a sinking fund for the redemption or repurchase of any series of Preferred Stock or Parity Stock or any other class or series of stock ranking, as to dividends or assets, prior to the Preferred Stock, this Corporation may, at the option of its Board of Directors, redeem all, or from time to time any portion, of the outstanding shares of Preferred Stock of any series or of all series.

            a.    Exercise of Option.    To exercise its redemption option, the Corporation must mail a notice of the redemption to be affected (the "Redemption Notice") to each holder of record of one or more shares of Preferred Stock of any series. For these purposes, the record holders will be determined as of the business day next preceding the day of mailing. The Redemption Notice must be transmitted by either mail, private carrier or personal delivery, at least 30 days but not more than 90 days prior to the date fixed by the Board of Directors as the date on which the redemption will take place (the "Redemption Date"). If mailed, the Redemption Notice will be effective when mailed, with first-class postage prepaid, correctly addressed to the address shown for the holder in the Corporation's current record of shareholders. The Redemption Notice must specify the Redemption Date, the price which the Corporation will pay for each share to be redeemed (the "Redemption Price") and the place at which payment may be obtained. The Redemption Price for shares of each series will be the price fixed for the redemption of shares of that series in the applicable provisions of these Articles of

    Incorporation, any amendment to these Articles of Incorporation, or the resolution of the Board of Directors which defines and designates the series.

            b.    Redemption of Less Than All of Series.    If, at any time, the Corporation redeems fewer than all of the shares of Preferred Stock of any series then outstanding, it will effect the redemption either ratably or by lot among the holders of the Preferred Stock or such series, as determined by the Board of Directors.

            c.    Surrender of Certificates.    On or after the Redemption Date, each holder of shares to be redeemed must surrender to the Corporation the certificate or certificates representing such shares. Surrender must be in the manner and at the place designated in the Redemption Notice. Upon surrender of the appropriate certificate or certificates, the holder will be entitled to receive payment of the Redemption Price for the redeemed shares. If all of the shares of Preferred Stock represented by a surrendered certificate are to be redeemed, then following surrender the certificate will be canceled and no new certificate will be issued. If fewer than all of the shares of Preferred Stock represented by a surrendered certificate are to be redeemed, then following surrender the certificate will be canceled and a new certificate representing the unredeemed shares will be issued to the holder of record.

            d.    Retirement of Shares.    If the Corporation has properly mailed the Redemption Notice as required in this Paragraph 4, and if on the Redemption Date the Corporation has available the funds necessary to pay the Redemption Price with respect to all shares to be redeemed, then notwithstanding the fact that certificates representing some or all of the shares to be redeemed shall not yet have been surrendered, the shares designated to be redeemed in the Redemption Notice will cease accruing dividends, and all other rights with respect to such shares (other than the right of the holders to receive the Redemption Price, without interest, upon surrender of the appropriate certificates) will cease and be determined as of the Redemption Date.

            e.    Early Retirement of Shares.    On or before the Redemption Date, the Corporation may deposit with a bank or trust company which does business in Seattle, Washington, or in New York, New York, and which has capital and surplus of at least $5,000,000, in trust for the benefit of the holders of shares designated to be redeemed in the Redemption Notice, an amount equal to the Redemption Price of all such shares. If the Corporation has properly mailed the Redemption Notice as required in this Paragraph 4, or executed and delivered to a transfer agent for the Preferred Stock an instrument irrevocably authorizing it to mail such notice at the Corporation's expense, and if the Corporation has deposited funds as permitted in this subparagraph 4(e), then the shares designated to be redeemed in the Redemption Notice will cease accruing dividends, and all other rights with respect to such shares (other than the right of the holders to receive the Redemption Price, without interest, upon surrender of the appropriate certificates) will cease and be determined as of the date of such deposit. Funds so deposited which remain unclaimed by the holders of the Preferred Stock called for redemption at the end of six years after the Redemption Date, together with any interest on such funds which has been allowed by the bank or trust company with which the deposit was made, will be paid by the bank or trust company to this Corporation, free of any trust, and thereby become part of the general funds of this Corporation, to be used by this Corporation for its general corporate purposes. After such payment, the holders of the shares of Preferred Stock called for redemption will have no claim against the bank or trust company nor against this Corporation with respect to such redemption.

            f.    Further Rights.    After the Redemption Date, the shares designated for redemption in the Redemption Notice will no longer be transferable on the books of the Corporation, and will no longer be deemed to be outstanding for any purpose whatsoever. The shares redeemed will be canceled and will not be reissued. The shares of Preferred Stock not redeemed will remain outstanding and entitled to all of the rights and preferences provided for in the designation and definition of the series of shares to which they belong.

          5.    Voting Rights.    Unless otherwise set forth in the resolution creating the particular series of Preferred Stock, the holders of shares of Preferred Stock will only be entitled to vote in matters affecting the rights, preferences, privileges, or powers of the holders of the Preferred Stock. Where voting rights of the various series of Preferred Stock are so limited, in all matters affecting the rights, preferences, privileges, or powers of the holders of such series of Preferred Stock, each share of Preferred Stock shall be entitled to one vote and class voting will be mandatory with all of the various series of outstanding Preferred Stock treated as separate classes of shareholders for this purpose. Where voting rights of the various series of Preferred Stock are so limited, in all other matters, shareholders of the Preferred Stock shall not be entitled to notice of, to vote at, or to otherwise participate at any meeting of the shareholders of the Corporation. If voting rights are otherwise set forth in the resolution creating the particular series of Preferred Stock, that Series shall vote in accordance with the creating resolution.

          6.    Restrictions on Dividends.    As long as any shares of Preferred Stock remain outstanding, the Corporation will not make any distribution to or for the benefit of the holders of Junior Stock in respect of any such shares (other than dividends payable in shares of Junior Stock, or in exchange for other shares of Junior Stock or from the proceeds of any sale of such stock received not more than six months prior to such retirement), unless accrued dividends on all shares of all series of Preferred Stock outstanding for all past dividend periods shall have been paid, or declared and set aside for payment, and the full dividend for the then-current dividend period shall have been or concurrently shall be paid, or declared and set aside for payment, or if the Corporation is in default of the sinking or purchase fund obligation provided for any series of the Preferred Stock. If the Series of Preferred Stock in question is a non-dividend bearing series, no distribution to or for the benefit of the holders of the Junior Stock may be made unless a pro rata part of such distribution is then made to or for the benefit of the holders of such series of Preferred Stock. For this purpose, a share of Preferred Stock shall be equivalent to the number of shares of Common Stock set forth in the designating resolution. As used in this Paragraph 6, the term "distribution" shall include, but not be limited to, the declaration or payment of a dividend, a purchase, redemption, or other acquisition of shares, and a distribution of indebtedness.

        C.    Common Stock

          1.    Dividends.    Subject to the limitation provided in Paragraph 6 of Section (B), above, the Corporation may pay dividends from time to time with respect to the outstanding shares of its Common Stock, as and when declared by the Board of Directors. Such dividends may be declared or paid only out of funds legally available for that purpose after the Corporation has (a) paid or declared and set aside for payment all cumulative dividends upon any shares of Preferred Stock and of any other class of stock ranking ahead of the Common Stock as to dividends for all past dividend periods and for the current dividend period; and (b) set aside into appropriate sinking funds all funds the Corporation is required to set aside into such funds pursuant to any provision of these Articles of Incorporation, any amendments hereto, or any resolution of the Corporation's Board of Directors designating or defining the relative rights and preferences of any class or series of stock.

          2.    Distribution of Assets.    If the Corporation is liquidated, dissolved, or wound up, whether voluntarily or involuntarily, after there shall have been paid to or set aside for the holders of all series of Preferred Stock, and of any other class of stock ranking as to assets ahead of the Common Stock, the full preferential amounts, including accrued dividends, to which they are respectively entitled, the holders of the Common Stock will be entitled to receive, pro rata, all of the remaining assets of the Corporation available for distribution to its shareholders. The Board of

  Directors, by majority vote, may distribute any remaining assets in kind to the holders of the Common Stock, or may sell or otherwise dispose of all or any of the remaining assets and receive payment for such assets in cash, stock or debt obligations, or any combination thereof, and may sell all or any part of that consideration or distribute the same, or the balance, in kind to the holders of the Common Stock.

        D.    Miscellaneous

          1.    Stock Fully Paid.    All shares of capital stock, whether previously issued or to be issued in the future for a lawful consideration fixed by the Board of Directors, including, without limitation, issuance of stock dividends, shall, when the full lawful consideration fixed by the Board of Directors has been paid, or when so issued as a stock dividend, be deemed fully paid stock and not liable to any further call or assessment thereon, and the holders of such shares will not be liable for any further payment thereon.

          2.    Unissued Shares.    Any of the unissued shares of capital stock of the Corporation may be issued from time to time in such amount and manner, including, without limitation, in distribution as stock dividends, and for such lawful consideration, as the Board of Directors may determine.

        E.    Series A Junior Participating Preferred Stock

        A series of preferred stock of the Corporation is created, and the designation and amount thereof and the relative rights and preferences of the shares of such series, are as follows:

          1.    Designation and Amount.

          The shares of such series shall be designated as "Series A Junior Participating Preferred Stock" (the "Preferred Shares") and the number of shares constituting the Preferred Shares shall be 2,000,000. Such number of shares may be increased or decreased by resolution of the Board of Directors and any necessary shareholder approval; provided, however, that no decrease shall reduce the number of shares of Preferred Shares to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the Corporation convertible into Preferred Shares.

          2.    Dividends and Distributions.

            a.    Subject to the rights of the holders of any shares of any series of preferred stock (or any similar stock) ranking prior and superior to the Preferred Shares with respect to dividends, the holders of Preferred Shares, in preference to the holders of Common Stock, and of any other junior stock, shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash on the first day of March, June, September and December in each year (each such date being referred to herein as a "Quarterly Dividend Payment Date"), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Preferred Shares, in an amount per share (rounded to the nearest cent) equal to the greater of (i) $1.00 or (ii) subject to the provision for adjustment hereinafter set forth, 100 times the aggregate per share amount of all cash dividends, and 100 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions, other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock since the immediately preceding Quarterly Dividend Payment Date or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Preferred Shares. In the event the Corporation shall at any time after January 6, 1998, declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise) into a greater or lesser number of shares of Common

    Stock, then in each such case the amount to which holders of shares of Preferred Shares were entitled immediately prior to such event under clause (ii) of the preceding sentence shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

            b.    The Corporation shall declare a dividend or distribution on the Preferred Shares as provided in paragraph (a) of this Section immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock or a subdivision of the outstanding Common Stock); provided that, in the event no dividend or distribution shall have been declared on the Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $1.00 per share on the Preferred Shares shall nevertheless be payable, out of funds legally available for such purpose, on such subsequent Quarterly Dividend Payment Date.

            c.    Dividends shall begin to accrue and be cumulative on outstanding shares of Preferred Shares from their date of issue. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Preferred Shares in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of Preferred Shares entitled to receive payment of a dividend or distribution declared thereon, which record date shall be not more than 60 days prior to the date fixed for the payment thereof.

          3.    Voting Rights.

            a.    Subject to the provision for adjustment hereinafter set forth, each Preferred Share shall entitle the holder thereof to 100 votes on all matters submitted to a vote of the shareholders of the Corporation. In the event the Corporation shall at any time after January 6, 1998, declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise) into a greater or lesser number of shares of Common Stock, then in each such case the number of votes per share to which holders of shares of Preferred Shares were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

            b.    Except as otherwise provided herein or by law, the holders of Preferred Shares and the holders of Common Stock and any other capital stock of the Corporation having general voting rights shall vote together as one class on all matters submitted to a vote of shareholders of the Corporation.

            c.    Except as set forth herein or required by law, holders of Preferred Shares shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

          4.    Certain Restrictions.

            a.    Whenever quarterly dividends or other dividends or distributions payable on the Preferred Shares as provided in Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Preferred Shares outstanding shall have been paid in full, the Corporation shall not:

              (i)    declare or pay dividends, or make any other distributions, on any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Preferred Shares;

              (ii)  declare or pay dividends, or make any other distributions, on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Preferred Shares, except dividends paid ratably on the Preferred Shares and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

              (iii)  redeem or purchase or otherwise acquire for consideration shares of any stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Preferred Shares; provided, however, that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such junior stock in exchange for shares of any stock of the Corporation ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Preferred Shares; or

              (iv)  redeem or purchase or otherwise acquire for consideration any Preferred Shares, or any stock ranking on a parity with the Preferred Shares, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

            b.    The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under paragraph (a) of this Section 4, purchase or otherwise acquire such shares at such time and in such manner.

          5.    Reacquired Shares.

          Any Preferred Shares purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of preferred stock and may be reissued as part of a new series of preferred stock subject to the conditions and restrictions on issuance set forth herein, in the Articles of Incorporation, or in any other certificate of designation creating a series of preferred stock or any similar stock or as otherwise required by law.

          6.    Liquidation, Dissolution or Winding Up.

          Upon any liquidation, dissolution or winding up of the Corporation, no distribution shall be made (a) to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Preferred Shares unless, prior thereto, the holders of Preferred Shares shall have received the greater of (i) $100 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment, or (ii) an aggregate amount per share, subject to the provision for adjustment hereinafter set forth, equal to 100 times the aggregate amount to be distributed per share to holders of Common Stock, or (b) to the holders of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Preferred Shares, except distributions made ratably on the Preferred Shares and all such parity stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up. In the event the Corporation shall at any time after January 6, 1998, declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise) into a greater or lesser number of shares of Common Stock, then in each such case the aggregate amount to which holders of shares of Preferred Shares were entitled immediately prior to such event under clause (a)(ii) of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

          7.    Consideration, Merger, etc.

          In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case each share of Preferred Shares shall at the same time be similarly exchanged or changed into an amount per share, subject to the provision for adjustment hereinafter set forth, equal to 100 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged. In the event the Corporation shall at any time after January 6, 1998, declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise) into a greater or lesser number of shares of Common Stock, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Preferred Shares shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

          8.    No Redemption.

          The shares of Preferred Shares shall not be redeemable.

          9.    Rank.

          The Preferred Shares shall rank, with respect to the payment of dividends and the distribution of assets, junior to all series of any other class of the Corporation's preferred stock.

          10.    Fractional Shares.

          Preferred Shares may be issued in fractions of a share which are integral multiples of one one-hundredth of a share which shall entitle the holder, in proportion to such holder's fractional shares, to receive dividends, participate in distributions and to have the benefit of all other rights of holders of Preferred Shares.

          11.    Amendment.

          The Articles of Incorporation of the Corporation shall not be amended in any manner which would materially alter or change the powers, preferences or rights of the Preferred Shares so as to affect them adversely without the affirmative vote of the holders of at least two-thirds of the outstanding shares of Preferred Shares, voting together as a single class.

ARTICLE 5. DIRECTORS

        A.    Number of Directors, Qualifications.    The number of Directors of the Corporation shall be fixed as provided by the Bylaws and may be changed from time to time by amending the Bylaws, as then provided, but the number of Directors shall be not less than three (3). Without the unanimous consent of the Board of Directors, no person who is affiliated as an owner, director, officer, or employee of a company or business deemed by the Board of Directors to be competitive with that of the Corporation shall be eligible to serve on the Board of Directors of the Corporation.

        B.    Vacancies.    If the office of any Director becomes vacant by reason of death, resignation, removal, disqualification, or otherwise, the Directors may, by the affirmative vote of the majority of the remaining Directors, though less than a quorum, choose a successor or successors who shall hold office for the unexpired term. Vacancies in the Board of Directors may be filled for the unexpired term by the shareholders at a meeting called for that purpose, unless such vacancies shall have been filled by the Directors. Vacancies resulting from an increase in the number of Directors may be filled in the same manner.

        The Board of Directors are authorized to increase the number of persons to comprise the Board of Directors in any period between annual shareholders' meetings by the affirmative vote of a majority of the Directors; provided, however, that without the unanimous consent of all Directors, the number of Directors who compromise the Board of Directors shall not be increased by more than two (2) persons within any twelve (12) month period.

        If the Board of Directors is divided into classes, as described in Subpart C of this Article 5, and in the event of any increase or decrease in the authorized number of Directors:

          1.    Each Director then serving as such shall nevertheless continue as a Director of the class of which he is a member until the expiration of his term, or upon his earlier resignation, removal from office, or death;

          2.    The newly created or eliminated Directorships resulting from such increase shall be allocated by the Board of Directors among the three classes to the extent possible; and

          3.    In the event such decrease in the authorized number of Directors make the total number of Directors less than nine (9), then the Board of Directors shall become declassified and the Directors remaining in office shall continue their terms until the next annual meeting of shareholders, at which time all of said remaining Directors shall be reelected to one year terms or until their successors are duly elected and qualified.

        C.    Classification of Directors.    When the Board of Directors shall consist of nine (9) or more members, in lieu of electing the entire number of Directors annually, the Board of Directors of the Corporation shall be divided into three classes. The method of classification shall be to assign the longest terms of those Directors with the most seniority as Directors. In the event there are more Directors with identical seniority than there are class positions to be filled, choices shall be made by drawing of lots. The classes shall be as follows: Class 1, Class 2, and Class 3, which classification shall be effective on the 1st day of the month following the shareholders' meeting during which the number of members of the Board of Directors is increased to nine (9) or more. In such an event, the term of office of Directors in Class 1 shall expire at the first annual meeting of shareholders after the election, that of Class 2 shall expire at the second annual meeting after their election, and that of Class 3 shall expire at the third annual meeting after their election. At each annual meeting of shareholders after such classification, the number of Directors equal to the number of the class whose term expires at the time of such meeting shall be elected to hold office until the third succeeding annual meeting. No classification of Directors shall be effective in the event the number of members of the Board is reduced to fewer than nine (9).

        D.    Amendment to Bylaws.    In furtherance of and not in limitation of the powers conferred by the laws of the State of Washington, the Board of Directors is expressly authorized to make, alter, and repeal the Bylaws of the Corporation, subject to the power of the shareholders of the Corporation to change or repeal such Bylaws.

        E.    Conflicts of Interest.    The Corporation may enter into, contract, and otherwise transact business as vendor, purchaser, or otherwise with its Directors, officers, and shareholders, and the Corporation may associate with firms and entities of which they are or may become interested as Directors, officers, shareholders, members, or otherwise, as freely as if those such adverse interests did not exist, even though the vote, action, or presence of such Directors, officers, or shareholders may be necessary to obligate the Corporation under such contracts or transactions; and in the absence of fraud, no such contracts or transactions shall be avoided and no such Director, officer, or shareholder shall be held liable to account to the Corporation, by reason of such adverse interests or by reason of any fiduciary relationship to the Corporation arising out of such office or stock ownership, for any profit or benefit realized by him through any such contract or transaction; provided that in the case of Directors and officers of the Corporation (but not in the case of shareholders who are not Directors or officers), the nature of the interest of such Directors or officers be disclosed or known to the Board of Directors of the Corporation at the meeting thereof at which such contract or transaction was authorized or confirmed. A general notice that a Director or officer of the Corporation is interested in any corporation, association, firm, or entity, shall be sufficient disclosure as to such Director or officer with respect to all contracts and transactions with the corporation, association, firm, or entity.

        F.    Ratification by Shareholders.    Except as otherwise expressly set forth in these Articles, any contract, transaction, or act of the Corporation or of the Directors or of any officers of the Corporation which shall be ratified by a majority of a quorum of the shareholders of the Corporation at any annual meeting or at any special meeting called for such purpose, shall be as valid and binding as though ratified by every shareholder of the Corporation.

        G.    Indemnification.    The Corporation shall indemnify to the broadest extent permitted by Washington law and under the procedures set forth herein, but without limitations permitted by statute as to the extent thereof, any and all persons for whom indemnification is permitted by RCW 23B.08.500 through RCW 23B.08.600, or as said statutes may be amended or superseded, and such person shall have the right to claim such indemnification.

        H.    Term of Office.    Except as set forth above, the term of the Directors shall be until the next annual meeting of the shareholders of the Corporation and until their replacements are dully elected and qualified.

ARTICLE 6. BYLAWS

        The Board of Directors shall have the power to adopt, amend or repeal the Bylaws for this Corporation, subject to the power of the shareholders to amend or repeal such Bylaws.

ARTICLE 7. REGISTERED OFFICE, AGENT

        The address of the Registered Office of this Corporation is 520 Pike Street, Seattle, Washington 98101, and the name of its Registered Agent at such address is CT Corporation System.

ARTICLE 8. PRE-EMPTIVE RIGHTS

        Pre-emptive rights shall not exist with respect to shares of stock or securities convertible into shares of stock of this Corporation. Shareholders of the Corporation shall not be entitled to cumulate their votes for Directors of the Corporation.

        These Amended and Restated Articles of Incorporation contain an amendment to Article 4 of the Corporation's Articles of Incorporation, which reduces the authorized shares of capital stock of the Corporation. The Corporation had previously authorized 1,050,242 shares of Preferred Stock, Series A. These shares of Preferred Stock, Series A have been reacquired by the Corporation and cancelled and are no longer available for reissuance. After the effective date of this amendment, the total number of authorized shares of the Corporation are as set forth in Article 4 of these Amended and Restated Articles.

        IN WITNESS WHEREOF, the undersigned, being duly authorized by this Corporation, executed these Amended and Restated Articles of Incorporation and certified to the truth of the facts herein stated this 29th day of August, 2002.

LABOR READY, INC.
By:	/s/ TIMOTHY J. ADAMS Timothy J. Adams, Secretary

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AMENDED AND RESTATED ARTICLES OF INCORPORATION OF LABOR READY, INC.
ARTICLE 1. NAME
ARTICLE 2. DURATION
ARTICLE 3. PURPOSES
ARTICLE 4. AUTHORIZED CAPITAL STOCK
ARTICLE 5. DIRECTORS
ARTICLE 6. BYLAWS
ARTICLE 7. REGISTERED OFFICE, AGENT
ARTICLE 8. PRE-EMPTIVE RIGHTS